EXHIBIT 99.1

Unrivaled Brands Wins Another Key Court Battle Against People’s California, LLC

SANTA ANA, Calif., July 12, 2024 (GLOBE NEWSWIRE) -- Blum Holdings, Inc. (OTCQB: BLMH) (the “Company,” “Blüm Holdings,” “we” or “us”), a cannabis company with subsidiaries operating throughout California, announces two more legal victories by its wholly owned subsidiary, Unrivaled Brands, Inc. (“Unrivaled”), against People’s California, LLC (“People’s”).  This time, Unrivaled successfully defended an ex parte application brought by People’s, with the Court denying People’s request for a multi-million dollar judgment to be entered against Unrivaled.  At the same hearing, the Court granted Unrivaled’s application for a preliminary injunction barring People’s from attempting to foreclose on a building owned by an affiliated entity and invalidating a prior foreclosure attempt by People’s, following a previously granted Temporary Restraining Order in favor of Unrivaled.

People’s is owned, directly or indirectly, by Bernard Steimann, Jay Yadon, and Frank Kavanaugh.  These are the latest in a string of legal victories against People’s over the almost two years since Sabas Carrillo took over as CEO.  The legal victory comes after the sale of Blüm Santa Ana, a cannabis retail dispensary, pursuant to the Binding Settlement Term Sheet dated March 6, 2023 (the “Settlement”) that was intended to resolve all ongoing disputes between the parties, including claims of fraud brought by Unrivaled against Kavanaugh, Yadon, and Steimann.

Earlier this year, Blüm Holdings publicly distanced itself from the People’s brand and products after child molestation allegations against People’s Managing Member, Bernard Steimann, came to light.1  People’s is represented by Michael Caspino of Forward Counsel LLP and Deron Colby of Janus Capital Law Group in the matter.  Caspino has been noted as having “more than 20 years of experience representing Catholic dioceses and working on hundreds of child sexual abuse cases.”2 Colby also serves as Counsel to Medalist Diversified REIT where People’s member Frank Kavanaugh serves as President and CEO.  MDRR is described as “a Virginia-based real estate investment trust that specializes in acquiring, owning and managing commercial real estate in the Southeast region of the U.S.”3

Unrivaled was represented by Roger Scott of Buchalter law firm and intends to continue to defend itself against People’s in any future actions brought by them.

About Blüm Holdings

Blüm Holdings is a leader in the cannabis sector. Our commitment to quality, innovation, and customer service makes us a trusted name in the cannabis industry, dedicated to shaping its future. Blüm Holdings, through its subsidiaries, operates leading dispensaries throughout California as well as several leading company-owned brands including Korova, known for its high potency products across multiple product categories, including the legendary 1000 mg THC Black Bar.

For more info, please visit: https://blumholdings.com.

Contact:

Jason Assad

LR Advisors LLC.

jassad@blumholdings.com

678-570-6791

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1 Blüm Responds to Allegations of Child Molestation By Bernard Steimann, “People’s California” Managing Member; Denounces Sexual Abuse of Children (yahoo.com)
2 Archdiocese moves to dismiss 36 sex abuse cases | Guam News | postguam.com
3 https://medalistreit.com/about/